Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings Ltd. of our report dated March 31, 2015, with respect to the combined carve-out statements of financial position as of December 31, 2014 and 2013, and the related combined carve-out statements of income, other comprehensive income, changes in parent company investment and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Kenon Holdings Ltd.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

A Member firm of KPMG International

Tel Aviv, Israel

March 31, 2015